EXHIBIT 99.1

For Immediate Release

Behringer Harvard Announces
New Opportunity REIT

Latest Fund Targets Value Creation

DALLAS, TX (September 28, 2005) -- Behringer Harvard Opportunity REIT I, Inc., a new publicly registered non-listed real estate investment trust, announced its initial public offering of up to 40,000,000 shares of common stock at $10.00 per share. The company is offering all of the shares in a "best efforts" offering through a national network of independent financial advisors. The company also is offering up to 8,000,000 shares of common stock through its distribution reinvestment plan for a maximum of $9.50 per share. A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus relating to the offering may be obtained from Behringer Securities LP, the dealer manager in the offering, located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001; or by calling (866) 655-3600.

About Behringer Harvard Opportunity REIT I, Inc.:

Behringer Harvard Opportunity REIT I, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust. The company has been formed primarily to invest in and operate commercial properties, including properties that have been constructed and have operating histories, are newly constructed or are under development or construction. For more information, call (866) 655-3600 or visit www.bhfunds.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectuses for the public offering of equity of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers
Richards/Gravelle
katie_myers@richards.com
214.891.5842

Jason Mattox, SVP

Behringer Harvard

866.655.3600

jmattox@bhfunds.com

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